UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Industrial Property Trust Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

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As our valued partner, we want to make you aware that your clients who own Black Creek Group’s Industrial Property Trust (IPT) may be getting emails and calls from us regarding the proxies they first received around April 30th pertaining to standard matters to elect directors and auditors.

Stockholders can vote via the mail, the Internet or by phone at 855.723.7822. Those who have not yet voted may have received a phone call encouraging their vote and may also receive reminder emails and letters this week. Stockholders are encouraged to vote as soon as possible to avoid future reminders by mail and phone.

For broker / dealer use only — not for public distribution. Past performance is not a guarantee of future results. Investing in shares of IPT’s common stock involves a high degree of risk, including the risk that payment of distributions is uncertain and cannot be guaranteed, the risk that an investment in IPT is not liquid, and the risk that stockholders may lose the entire amount of their investment. Please view our Summary Risk Factors on the Industrial Property Trust website.

THIS IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES DESCRIBED IN IPT’S PROSPECTUS. THE OFFERING IS MADE ONLY BY THE IPT PROSPECTUS.

NOT A DEPOSIT l NOT FDIC INSURED l NOT GUARANTEED BY THE BANK l MAY LOSE VALUE l NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY

Black Creek Capital Markets, LLC, Distributor | Member FINRA

IPT-BD-EM-PROXY-MAY18

Black Creek Group - 518 17th Street, 17th Floor, Denver, CO 80202
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